PRICING SUPPLEMENT Dated November 27, 2017 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-204908 (To Prospectus dated April 29, 2016 and Product Supplement dated May 2, 2016)

UBS AG $1,062,000 Trigger GEARS
Linked to the shares of the iShares® MSCI EAFE ETF due November 30, 2022

Investment Description

UBS AG Trigger GEARS (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the shares of the iShares® MSCI EAFE ETF (the “underlying asset”). The amount you receive at maturity will be based on the direction and percentage change in the level of the underlying asset from the trade date to the final valuation date (the “underlying return”) and whether the closing level of the underlying asset on the final valuation date (the “final level”) is less than the downside threshold. If the underlying return is positive, UBS will pay you a cash payment per Security equal to the principal amount plus a percentage return equal to the underlying return multiplied by the upside gearing. If the underlying return is zero or negative and the final level is equal to or greater than the downside threshold, at maturity UBS will pay you a cash payment per Security equal to the principal amount. If, however, the final level is less than the downside threshold, UBS will pay you a cash payment per Security that is less than the principal amount, if anything, resulting in a percentage loss on your initial investment equal to the underlying return and, in extreme situations, you could lose all of your initial investment. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose a significant portion or all of your initial investment. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

Features

❑	Enhanced Exposure to Positive Underlying Return: At maturity, the Securities provide exposure to any positive underlying return multiplied by the upside gearing.
❑	Contingent Repayment of Principal at Maturity with Potential for Full Downside Market Exposure: If the underlying return is zero or negative and the final level is equal to or greater than the downside threshold, at maturity UBS will pay you a cash payment per Security equal to the principal amount. If the underlying return is negative and the final level is less than the downside threshold, UBS will pay you a cash payment per Security that is less than the principal amount, if anything, resulting in a percentage loss on your initial investment equal to the underlying return and, in extreme situations, you could lose all of your initial investment. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date*	November 27, 2017
Settlement Date*	November 30, 2017
Final Valuation Date**	November 25, 2022
Maturity Date**	November 30, 2022
*

We expect to deliver the Securities against payment on or about the third business day following the trade date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two business days before delivery of the Securities will be required, by virtue of the fact that each Security initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

**	Subject to postponement in the event of a market disruption event, as described in the GEARS Strategies Product Supplement.

Notice to investors: the Securities are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the principal amount of the Securities at maturity, and the Securities may have the same downside market risk as the underlying asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Securities if you do not understand or are not comfortable with the significant risks involved in investing in the Securities.

You should carefully consider the risks described under "Key Risks" beginning on page 3 and under “Risk Factors” beginning on page PS-24 of the GEARS Strategies product supplement before purchasing any Securities. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on your Securities. You may lose a significant portion or all of your initial investment in the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network.

Security Offering

These terms relate to Trigger GEARS linked to the shares of the iShares® MSCI EAFE ETF. The Securities are offered at a minimum investment of $1,000, or 100 Securities at $10 per Security, and integral multiples of $10 in excess thereof.

Underlying Asset	Bloomberg Ticker	Upside Gearing	Initial Level	Downside Threshold	CUSIP	ISIN
iShares® MSCI EAFE ETF	EFA	1.44	$69.92	$52.44, which is 75% of the Initial Level	90280X612	US90280X6123

The estimated initial value of the Securities as of the trade date is $9.292 for Securities linked to the shares of the iShares® MSCI EAFE ETF. The estimated initial value of the Securities was determined as of the close of the relevant markets on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 3 and 4 herein.

See “Additional Information about UBS and the Securities” on page ii. The Securities will have the terms specified in the GEARS Strategies product supplement relating to the Securities, dated May 2, 2016, the accompanying prospectus and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document, the GEARS Strategies product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Securities	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security	Total	Per Security	Total	Per Security
iShares® MSCI EAFE ETF	$1,062,000.00	$10.00	$37,170.00	$0.35	$1,024,830.00	$9.65

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities), with the Securities and Exchange Commission (the “SEC”), for the offering to which this document relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you the prospectus and the GEARS Strategies product supplement if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	GEARS Strategies product supplement dated May 2, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000119312516572551/d179602d424b2.htm
♦	Prospectus dated April 29, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000119312516569341/d161008d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries and references to “Securities” refer to the Trigger GEARS that are offered hereby, unless the context otherwise requires. Also, references to the “GEARS Strategies product supplement” mean the UBS product supplement, dated May 2, 2016 and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated April 29, 2016.

This document, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Securities.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

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Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of all of your initial investment.
♦	You can tolerate a loss of a significant portion or all of your initial investment and are willing to make an investment that may have the same downside market risk as the underlying asset.
♦	You believe that the level of the underlying asset will appreciate over the term of the Securities.
♦	You are willing to invest in the Securities based on the upside gearing and downside threshold specified on the cover hereof.
♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying asset.
♦	You do not seek current income from your investment and are willing to forgo any dividends paid on the underlying asset.
♦	You understand and are willing to accept the risks associated with the underlying asset.
♦	You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.
♦	You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
♦	You understand that the estimated initial value of the Securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of all of your initial investment.
♦	You require an investment designed to provide a full return of principal at maturity.
♦	You cannot tolerate a loss of a significant portion or all of your initial investment and are unwilling to make an investment that may have the same downside market risk as the underlying asset.
♦	You believe that the level of the underlying asset will decline during the term of the Securities and is likely to be less than the downside threshold on the final valuation date.
♦	You are unwilling to invest in the Securities based on the upside gearing and downside threshold specified on the cover hereof.
♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying asset.
♦	You do not understand or are not willing to accept the risks associated with the underlying asset.
♦	You seek current income from your investment or prefer to receive the dividends paid on the underlying asset.
♦	You are unable or unwilling to hold the Securities to maturity or you seek an investment for which there will be an active secondary market.
♦	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should review “Information About the Underlying Asset” herein for more information on the underlying asset. You should also review “Key Risks” herein and the more detailed “Risk Factors” in the GEARS Strategies product supplement for risks related to an investment in the Securities.

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Final Terms

Issuer	UBS AG, London Branch
Principal Amount	$10 per Security
Term	Approximately 5 years.
Underlying Asset	iShares® MSCI EAFE ETF
Upside Gearing	1.44
Payment at Maturity (per Security)	If the underlying return is positive, UBS will pay you an amount in cash equal to:
$10 × (1 + Underlying Return × Upside Gearing)
If the underlying return is zero or negative and the final level is equal to or greater than the downside threshold, UBS will pay you an amount in cash equal to: Principal Amount of $10
If the underlying return is negative and the final level is less than the downside threshold, UBS will pay you an amount in cash that is less than your principal amount, if anything, equal to:
$10 × (1 + Underlying Return) In this scenario, you will suffer a percentage loss on your initial investment equal to the underlying return.
Underlying Return	The quotient, expressed as a percentage, of the following formula: Final Level − Initial Level Initial Level
Initial Level(1)	The closing level of the underlying asset on the trade date, as specified on the cover hereof and as determined by the calculation agent.
Final Level(1)	The closing level of the underlying asset on the final valuation date, as determined by the calculation agent.
Downside Threshold(1)	A specified level of the underlying asset that is less than the initial level, equal to a percentage of the initial level as indicated on the cover hereof, as determined by the calculation agent.
(1)	As may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the GEARS Strategies product supplement.

Investment Timeline

Trade Date	The initial level is observed and the terms of the securities are set.
¯
Maturity Date

The final level is observed on the final valuation date and the underlying return is calculated.

If the underlying return is positive, UBS will pay you an amount in cash per Security equal to:

$10 × (1 + Underlying Return × Upside Gearing)

If the underlying return is zero or negative and the final level is equal to or greater than the downside threshold, UBS will pay you an amount in cash per Security equal to:

Principal Amount of $10

If the underlying return is negative and the final level is less than the downside threshold, UBS will pay you an amount in cash per Security that is less than your principal amount, if anything, equal to:

$10 × (1 + Underlying Return)

In this scenario, you will suffer a percentage loss on your initial investment equal to the underlying return.

Investing in the Securities involves significant risks. You may lose a significant portion or all of your initial investment. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

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Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the GEARS Strategies product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	Risk of loss at maturity — The Securities differ from ordinary debt securities in that UBS will not necessarily repay the principal amount of the Securities. UBS will pay you the principal amount of your Securities in cash at maturity only if the final level is equal to or greater than the downside threshold. If the underlying return is negative and the final level is less than the downside threshold, you will lose a percentage of your principal amount equal to the underlying return and, in extreme situations, you could lose all of your initial investment.
♦	The contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. The stated payout by the issuer is available only if you hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the then-current level of the underlying asset is equal to or greater than the downside threshold.
♦	The upside gearing applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the upside gearing, and the percentage return you realize may be less than the underlying return multiplied by the upside gearing, even if such return is positive. You can receive the full benefit of the upside gearing only if you hold your Securities to maturity.
♦	No interest payments — UBS will not pay any interest with respect to the Securities.
♦	Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS' actual and perceived creditworthiness may affect the market value of the Securities. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose all of your initial investment.
♦	Market risk — The return on the Securities, which may be negative, is directly linked to the performance of the underlying asset and indirectly linked to the value of the equity securities constituting the underlying asset ( the “underlying equity constituents”), futures contracts on physical commodities and other assets constituting the underlying asset (collectively, the “underlying constituents”), and will depend on whether, and the extent to which, the underlying return is positive or negative. The level of the underlying asset can rise or fall sharply due to factors specific to the underlying asset or its underlying constituents and their issuers, such as stock price volatility, earnings and financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock or commodity market volatility and levels, interest rates and economic and political conditions.
♦	Fair value considerations.
♦	The issue price you pay for the Securities exceeds their estimated initial value — The issue price you pay for the Securities exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the Securities by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the level and volatility of the underlying asset and underlying constituents, expected dividends on the underlying asset and the underlying equity constituents, prevailing interest rates, the term of the Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date is less than the issue price you pay for the Securities.
♦	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value —The value of your Securities at any time will vary based on many factors, including the factors described above and in “— Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.
♦	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date — We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to pricing the Securities on the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.
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♦	Limited or no secondary market and secondary market price considerations.
♦	There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Securities and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the Securities will develop. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.
♦	The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
♦	Economic and market factors affecting the terms and market price of Securities prior to maturity — Because structured notes, including the Securities, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Securities at issuance and the market price of the Securities prior to maturity. These factors include the level of the underlying asset and the underlying constituents; the volatility of the underlying asset and the underlying constituents; the dividend rate paid on the underlying asset and the underlying equity constituents, as applicable; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the availability of comparable instruments; the creditworthiness of UBS; the then current bid-ask spread for the Securities. These and other factors are unpredictable and interrelated and may offset or magnify each other.
♦	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC's and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.
♦	Owning the Securities is not the same as owning the underlying asset or underlying constituents — The return on your Securities may not reflect the return you would realize if you actually owned the underlying asset or underlying constituents. For instance, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Securities, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Securities. In addition, as an owner of the Securities, you will not have voting rights or any other rights that a holder of the underlying asset or underlying constituents may have.
♦	There can be no assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the level of the underlying asset will rise or fall and there can be no assurance that the final level of the underlying asset will be equal to or greater than the initial level or downside threshold. The final level of the underlying asset will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying constituents. You should be willing to accept the risks of owning equities in general and the underlying constituents in particular, and the risk of losing a significant portion or all of your initial investment.
♦	The value of the underlying asset may not completely track the value of the underlying constituents in which such exchange traded fund (the “ETF”) invests — Although the trading characteristics and valuations of the underlying asset will usually mirror the characteristics and valuations of its underlying constituents, its value may not completely track the value of its underlying constituents. The value of the underlying asset will reflect transaction costs and fees that its underlying constituents do not have. In addition, although the underlying asset may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for the underlying asset or that there will be liquidity in the trading market.

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♦	The Securities are subject to currency exchange rate risk — The underlying constituents are traded and quoted in non-U.S. currencies on non-U.S. markets. Therefore, holders of the Securities will be exposed to currency exchange rate risk with respect to the currencies in which the underlying constituents trade. The values of the currencies in which the underlying constituents trade may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the U.S., non-U.S. governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. An investor’s net exposure will depend on the extent to which the relevant non-U.S. currencies strengthen or weaken against the U.S. dollar and the relative weight of each non-U.S. underlying constituent. If, taking into account such weighting, the U.S. dollar strengthens against the relevant non-U.S. currencies, the value of underlying constituents will be adversely affected and the value of the Securities may decrease.
♦	The Securities are subject to non-U.S. securities market risk — The underlying asset seeks to track the performance of the MSCI EAFE Index (“target index”). Because the underlying constituents are traded and quoted in non-U.S. currencies on non-U.S. markets, the Securities are subject to risks associated with non-U.S. securities markets. An investment in securities linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
♦	Fluctuation of NAV — The net asset value (the “NAV”) of the underlying asset may fluctuate with changes in the market value of the underlying constituents. The market prices of the underlying asset may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. Furthermore, the underlying constituents may be unavailable in the secondary market during periods of market volatility, which may make it difficult for market participants to accurately calculate the intraday NAV per share of the underlying asset and may adversely affect the liquidity and prices of the underlying asset, perhaps significantly. For any of these reasons, the market price of the underlying asset may differ from its NAV per share and may trade at, above or below its NAV per share.
♦	Failure of the underlying asset to track the level of its target index — While the underlying asset is designed and intended to track the target index, various factors, including fees and other transaction costs, will prevent the underlying asset from correlating exactly with changes in the level of the target index. Accordingly, the performance of the underlying asset will not be equal to the performance of its target index during the term of the Securities.
♦	The underlying asset utilizes a passive indexing investment approach — The underlying asset is not managed according to traditional methods of “active” investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the underlying asset, utilizing a “passive” or indexing investment approach, attempts to approximate the investment performance of the target index by investing in underlying constituents that generally replicate the target index. Therefore, unless a specific stock is removed from the target index, the underlying asset generally would not sell a stock because the stock’s issuer was in financial trouble. In addition, the underlying asset is subject to the risk that the investment strategy of the underlying asset’s investment adviser may not produce the intended results.
♦	The calculation agent can make antidilution and reorganization adjustments that affect the payment to you at maturity — For antidilution and reorganization events affecting the underlying asset, the calculation agent may make adjustments to the initial level, downside threshold and/or the final level, as applicable, and any other term of the Securities. However, the calculation agent will not make an adjustment in response to every corporate event that could affect the underlying asset. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities and your payment at maturity may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the GEARS Strategies product supplement or herein as necessary to achieve an equitable result. Following certain reorganization events relating to the issuer of the underlying asset (the “underlying asset issuer”) where such issuer is not the surviving entity, the amount of cash you receive at maturity may be based on the equity security of a successor to the respective underlying asset issuer in combination with any cash or any other assets distributed to holders of the underlying asset in such reorganization event. If the underlying asset issuer becomes subject to (i) a reorganization event whereby the underlying asset is exchanged solely for cash, (ii) a merger or consolidation with UBS or any of its affiliates, or (iii) the underlying asset is delisted or otherwise suspended from trading, the amount you receive at maturity may be based on a substitute security. Following a delisting or suspension from trading or discontinuance of the ETF, the amount you receive at maturity may be based on a share of another ETF or a basket of securities, futures contracts, commodities or other assets, as described further under “General Terms of the Securities — Delisting, Discontinuance or Modification of an ETF” in the GEARS Strategies product supplement. The occurrence of any antidilution or reorganization event and the consequent adjustments may materially and adversely affect the value of the Securities and your payment at maturity, if any. For more information, see the sections “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “—Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the GEARS Strategies product supplement.
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♦	There is no affiliation between the underlying asset issuer or, except to the extent our common stock is included in the underlying asset, any issuer of an underlying constituent (an “underlying constituent issuer”), and UBS, and UBS is not responsible for any disclosure by such issuers — Although we are currently one of the underlying equity constituents, we are not affiliated with the underlying asset issuer or any other underlying constituent issuers. We and our affiliates may currently, or from time to time in the future engage in business with the underlying asset issuer or any other underlying constituent issuer. However, except to the extent that our common stock is included in the underlying asset, we are not affiliated with the underlying asset issuer or any underlying constituent issuer and are not responsible for such issuer’s public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Securities, should conduct your own investigation into the underlying asset, the underlying asset issuer and each underlying constituent. Neither the underlying asset issuer nor any other underlying constituent issuer is involved in the Securities offered hereby in any way and has no obligation of any sort with respect to your Securities. The underlying asset issuer and any other underlying constituent issuers have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying asset or underlying constituents, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying asset or any underlying constituents may adversely affect the performance and, therefore, the market value of the Securities.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the underlying asset issuer or any underlying constituent issuer, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent can postpone the determination of the initial level and/or upside gearing on the trade date and the final level on the final valuation date, if a market disruption event occurs and is continuing on that day. As UBS determines the economic terms of the Securities, including the upside gearing and downside threshold, and such terms include the underwriting discount, hedging costs, issuance costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying asset to which the Securities are linked.
♦	Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the Securities — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS's assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS's debt and/or other obligations, including its obligations under the Securities, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder.
♦	Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay a total underwriting compensation in an amount equal to the underwriting discount listed on the cover hereof per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Securities in the secondary market.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your tax situation. See “What are the Tax Consequences of the Securities” herein and “Supplemental U.S. Tax Considerations” in the GEARS Strategies product supplement.
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Hypothetical Examples and Return Table of the Securities at Maturity

The below examples and table are based on hypothetical terms. The actual terms are indicated on the cover hereof; amounts may have been rounded for ease of analysis.

The examples and table below illustrate the Payment at Maturity for a $10 Security on a hypothetical offering of the Securities, with the following assumptions (amounts may have been rounded for ease of analysis):

Term:	Approximately 5 years

Initial Level:	$70.00

Downside Threshold:	$52.50 (75% of the Initial Level)

Upside Gearing:	1.36

Range of Underlying Return:	-100% to 40%

Example 1: The Underlying Return is 20%.

Because the underlying return is positive, the payment at maturity per Security will be calculated as follows:

$10 × (1 + 20% × 1.36)
= $12.72 per Security (a 27.20% total return).

Example 2: The Underlying Return is -20% and the Final Level is equal to or greater than the Downside Threshold.

Because the underlying return is negative and the final level is equal to or greater than the downside threshold, the payment at maturity per Security will be equal to the principal amount of $10 (a 0.00% percent total return).

Example 3: The Underlying Return is -60% and the Final Level less than the Downside Threshold.

Because the underlying return is negative and the final level is less than the downside threshold, the payment at maturity per Security will be less than the principal amount, if anything, calculated as follows:

$10 × (1 + -60%)
= $10 × 0.4
= $4 per Security (a 60% loss).

In this scenario, you will suffer a percentage loss on your initial investment in an amount that is equal to the underlying return.

Underlying Asset		Payment and Return at Maturity
Final Level	Underlying Return(1)	Payment at Maturity	Security Total Return at Maturity
$98.00	40.00%	$15.44	54.40%
$91.00	30.00%	$14.08	40.80%
$84.00	20.00%	$12.72	27.20%
$77.00	10.00%	$11.36	13.60%
$70.00	0.00%	$10.00	0.00%
$63.00	-10.00%	$10.00	0.00%
$56.00	-20.00%	$10.00	0.00%
$52.50	-25.00%	$10.00	0.00%
$49.00	-30.00%	$7.00	-30.00%
$42.00	-40.00%	$6.00	-40.00%
$35.00	-50.00%	$5.00	-50.00%
$28.00	-60.00%	$4.00	-60.00%
$21.00	-70.00%	$3.00	-70.00%
$14.00	-80.00%	$2.00	-80.00%
$7.00	-90.00%	$1.00	-90.00%
$0.00	-100.00%	$0.00	-100.00%
(1)	The underlying return excludes any cash dividend payments.

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Information About the Underlying Asset

iShares® MSCI EAFE ETF

We have derived all information contained herein regarding the iShares® MSCI EAFE ETF (the “EFA Fund”) from publicly available information. Such information reflects the policies of, and is subject to changes by BlackRock Fund Advisors (“BFA”), the investment advisor of the EFA Fund. UBS has not undertaken an independent review or due diligence of any publicly available information regarding the EFA Fund.

The EFA Fund is one of the separate investment portfolios that constitute iShares Trust. The EFA Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE® Index. The EFA Fund will generally invest at least 90% of its assets in the securities of the MSCI EAFE® Index and depositary receipts representing the securities of the MSCI EAFE® Index. The EFA Fund also may invest the remainder of its assets in certain futures, options and swap contracts, cash and cash equivalents, including money market funds advised by BFA or its affiliates, as well as in securities not included in the MSCI EAFE® Index, but which BFA believes will help the EFA Fund track the MSCI EAFE® Index.

BFA uses a representative sampling strategy to manage the EFA Fund. Representative sampling is an indexing strategy that involves investing in a representative sample of the securities included in the MSCI EAFE® Index that collectively has an investment profile similar to the MSCI EAFE® Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the MSCI EAFE® Index. The EFA Fund may or may not hold all of the securities that are included in the MSCI EAFE® Index.

The MSCI EAFE® Index was developed by MSCI Inc. (“MSCI”) and is calculated, maintained and published by MSCI Inc. MSCI is under no obligation to continue to publish, and may discontinue or suspend the publication of the MSCI EAFE® Index at any time. The MSCI EAFE® Index has been developed by MSCI as an equity benchmark for its international stock performance.

As of September 30, 2017, ordinary operating expenses of the EFA Fund are expected to accrue at an annual rate of 0.33% of the EFA Fund’s average daily net asset value. Expenses of the EFA Fund reduce the net value of the assets held by the EFA Fund and, therefore, reduce the value of the shares of EFA Fund.

As of June 30, 2016, the EFA Fund includes stocks from Europe, Australia, Asia and the Far East, including the following 21 developed markets: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. As of September 30, 2017, the EFA Fund’s top sector holdings were: Financials (21.37%), Industrials (14.28%), Consumer Discretionary (12.11%), Consumer Staples (11.12%) and Health Care (10.49%).

In making your investment decision you should review the prospectus related to the EFA Fund, dated December 1, 2016, filed by iShares Trust (the “EFA Fund Prospectus”) available at: sec.gov/Archives/edgar/data/1100663/000119312516782276/d297340d497k.htm

In addition, the EFA Fund Prospectus is available on the EFA Fund’s website as indicated below. In making your investment decision you should pay particular attention to the sections of the EFA Fund Prospectus entitled “A Further Discussion of Principal Risks” and “A Further Discussion of Other Risks.” UBS has not undertaken an independent review or due diligence of any publicly available information regarding the EFA Fund Prospectus, and such information is not incorporated by reference in, and should not be considered part of, this document or any accompanying prospectus.

Information filed by iShares Trust with the SEC can be found by reference to its SEC file number: 333-92935 and 811-09729.

The EFA Fund’s website is us.ishares.com/product_info/fund/overview/EFA.htm. Shares of the EFA Fund are listed on the NYSE Arca under ticker symbol “EFA.” We are not incorporating by reference the website or any material it includes in this pricing supplement.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any accompanying prospectus. UBS has not undertaken an independent review or due diligence of any publicly available information with respect to the EFA Fund.

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Historical Information

The following table sets forth the quarterly high and low closing levels for the EFA Fund, based on the daily closing levels as reported by Bloomberg Professional® service (“Bloomberg”), without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the EFA Fund on November 27, 2017 was $69.92. Past performance of the EFA Fund is not indicative of the future performance of the EFA Fund.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/2/2013	3/28/2013	$59.89	$56.90	$58.98
4/1/2013	6/28/2013	$63.53	$57.03	$57.38
7/1/2013	9/30/2013	$65.05	$57.55	$63.79
10/1/2013	12/31/2013	$67.06	$62.71	$67.06
1/2/2014	3/31/2014	$68.03	$62.31	$67.17
4/1/2014	6/30/2014	$70.67	$66.26	$68.37
7/1/2014	9/30/2014	$69.25	$64.12	$64.12
10/1/2014	12/31/2014	$64.51	$59.53	$60.84
1/2/2015	3/31/2015	$65.99	$58.48	$64.17
4/1/2015	6/30/2015	$68.42	$63.49	$63.49
7/1/2015	9/30/2015	$65.46	$56.25	$57.32
10/1/2015	12/31/2015	$62.06	$57.50	$58.75
1/4/2016	3/31/2016	$57.80	$51.38	$57.13
4/1/2016	6/30/2016	$59.87	$52.64	$55.81
7/1/2016	9/30/2016	$59.86	$54.44	$59.13
10/3/2016	12/30/2016	$59.20	$56.20	$57.73
1/3/2017	3/31/2017	$62.60	$58.09	$62.29
4/3/2017	6/30/2017	$67.22	$61.44	$65.20
7/3/2017	9/29/2017	$68.48	$64.83	$68.48
10/2/2017	11/27/2017*	$70.34	$68.42	$69.92

*	The above table includes data through this date. Accordingly, the "Quarterly Closing High," "Quarterly Closing Low," and "Quarterly Close" data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.

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The graph below illustrates the performance of the EFA Fund from January 3, 2007 through November 27, 2017, based on information from Bloomberg. The dotted line represents the downside threshold of $52.44, which is equal to 75% of the initial level. Past performance of the underlying asset is not indicative of the future performance of the underlying asset.

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What Are the Tax Consequences of the Securities?

The U.S. federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” of the GEARS Strategies product supplement and discuss the tax consequences of your particular situation with your tax advisor.

U.S. Tax Treatment. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the underlying asset. If your Securities are so treated, you should generally recognize gain or loss upon the sale, exchange, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Subject to the constructive ownership rules (discussed below), such gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year (otherwise such gain or loss should be short-term capital gain or loss). The deductibility of capital losses is subject to limitations.

Because the Securities are linked to the shares of an exchange-traded fund, there is a risk that an investment in the Securities could be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”). A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in certain ‘‘passthru entities’’ (including regulated investment companies such as ETFs, real estate investment trusts and passive foreign investment companies). Under the “constructive ownership” rules, if an investment in the Securities is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder (as defined under “Supplemental U.S. Tax Consideration” in the GEARS Strategies product supplement) in respect of the Securities would be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain”(as defined in Section 1260 of the Code) of the U.S. holder (the “Excess Gain”). In addition, an interest charge would also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the Securities (assuming such income accrued such that the amount in each successive year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the Securities).

It is not clear to what extent any long-term capital gain recognized by a U.S. holder in respect of the Securities would be recharacterized as ordinary income and subject to the interest charge described above, in part, because it is not clear how the “net underlying long-term capital gain” would be computed in respect of the Securities. Under Section 1260, the net underlying long-term capital gain is generally the net long-term capital gain a taxpayer would have recognized by investing in the underlying “passthru entity” at the inception of the constructive ownership transaction and selling on the date the constructive ownership transaction is closed out (i.e. at maturity or earlier disposition). It is possible that because the U.S. holder does not share in distributions made on the underlying asset, these distributions could be excluded from the calculation of the amount and character of gain, if any, that would have been realized had the U.S. holder held the underlying asset directly and that the application of constructive ownership rules may not recharacterize adversely a significant portion of the long-term capital gain you may recognize with respect to the Securities. However, it is also possible that all or a portion of your gain with respect to the Securities could be treated as “Excess Gain” because the underlying asset are comprised solely of exchange traded funds, the “net underlying long-term capital gain” could equal the amount of long-term capital gain a U.S. holder would have recognized if on the issue date of the Securities the holder had invested, pro rata, the principal amount of the Securities in shares of the underlying asset and sold those shares for their fair market value on the date the Securities are sold, exchanged or retired. In addition, all or a portion of your gain recognized with respect to the Securities could be “Excess Gain” if you purchase the Securities for an amount that is less than the principal amount of the Securities or if the return on the Securities is adjusted to take into account any extraordinary dividends that are paid on the shares of the underlying asset. Furthermore, unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero. Accordingly, it is possible that all or a portion of any gain on the sale or settlement of the Securities after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge. Because the application of the constructive ownership rules to the Securities is unclear, you are urged to consult your tax advisors regarding the potential application of the “constructive ownership” rules to an investment in the Securities.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization (including possible treatment as a “constructive ownership transaction”), such that the timing and character of your income from the Securities could differ materially from the treatment described above, as described further under “Supplemental U.S. Tax Considerations — Alternative Treatments” of the GEARS Strategies product supplement. If the Internal Revenue Service (“IRS”) were successful in asserting an alternative treatment of the Securities, the timing and character of income on your Securities could differ materially from our description herein. The risk that the Securities may be recharacterized for U.S. federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other equity-linked securities that do not guarantee full repayment of principal.

The IRS, for example, might assert that the Securities should be recharacterized for U.S. federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash).

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Securities. According to Notice 2008-2, the IRS and the Treasury Department are actively considering whether the holder of an instrument similar to the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be

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required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code discussed above should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for U.S. federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” of the GEARS Strategies product supplement, unless and until such time as the Treasury Department and the IRS determine that some other treatment is more appropriate.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Non-U.S. Holders. Subject to Section 871(m) of the Code and “FATCA” (discussed below), if you are not a U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your foreign status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 897 of the Code, discussed below, gain from the sale, exchange, redemption or maturity of a Security generally should not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S. or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied, or has certain other present or former connections with the U.S.

Section 871 (m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain "dividend equivalents" paid or deemed paid to a non-U.S. holder with respect to a "specified equity-linked instrument" that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one ("delta one specified equity-linked instruments") issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018.

Based on our determination that the Securities are not "delta-one" with respect to the underlying asset or any underlying equity constituent, our counsel is of the opinion that the Securities should not be delta one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the Securities. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after issuance, it is possible that your Securities could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying asset, the underlying equity constituents or your Securities, and following such occurrence your Securities could be treated as delta one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Securities under these rules if a non-U.S. holder enters, or has entered, into certain other transactions in respect of the underlying asset, the underlying equity constituents or the Securities. A non-U.S. holder that enters, or has entered, into other transactions in respect of the underlying asset, the underlying equity constituents or the Securities should consult its own tax advisor regarding the application of Section 871(m) of the Code to its Securities in the context of its other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Securities, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Securities.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on a sale or disposition occurring

12

after December 31, 2018, and certain foreign passthru payments made after December 31, 2018 (or, if later, the date that final regulations defining the term “foreign passthru payment” are published). If withholding is required, we (and/or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Securities through a non-U.S. entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would have been to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

You are urged to consult your tax advisors concerning the application of U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including those of the jurisdictions of the issuers of the underlying equity constituents).

13

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We have agreed to sell to UBS Securities LLC and UBS Securities LLC has agreed to purchase, all of the Securities at the issue price to the public less the underwriting discount indicated on the cover hereof. UBS Securities LLC has agreed to resell all of the Securities to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover hereof.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC or any affiliate's customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 12 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “ — Limited or no secondary market and secondary market price considerations” herein.

14

Validity of the Securities

In the opinion of Cadwalader, Wickersham & Taft LLP, as special counsel to the issuer, when the Securities offered by this pricing supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Securities will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors' rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Swiss law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Homburger AG, Swiss legal counsel for the issuer, in its opinion dated June 20, 2017 filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 6-K on June 20, 2017. In addition, this opinion is subject to customary assumptions about the trustee's authorization, execution and delivery of the indenture and, with respect to the Securities, authentication of the Securities and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated June 15, 2015 filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 6-K on June 15, 2015.